Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED TAX MATTERS AGREEMENT dated as of December 18, 2009 (this “Agreement”) between Bristol Myers Squibb Company, a Delaware corporation (“BMS”), and Mead Johnson Nutrition Company, a Delaware corporation (“MJN”, collectively, the “Companies”).

WHEREAS BMS is the common parent of an affiliated group of corporations, within the meaning of Code Section 1504(a), that has elected to file consolidated Federal income Tax Returns, and MJN is a member of that group;

WHEREAS the Companies are parties to the Tax Matters Agreement dated February 4, 2009 (the “Old TMA”);

WHEREAS BMS has decided to effect the following transactions: (i) on November 13, 2009, ERS distributed all of its shares of MJN Capital Stock to BMS (the “Internal Spin-off”); (ii) on November 15, 2009, BMS publicly announced its offer to exchange BMS stock for MJN Capital Stock and will file a Form S-4 with the SEC (the “Exchange Offer”), which offer will expire on the date that is 20 business days after it is announced, unless extended by BMS (the “Expiration Date”); (iii) on December 1, 2009, MJ&Co converted to a limited liability company pursuant to Section 266 of the General Corporation Law of Delaware and Section 18-214 of the Delaware Limited Liability Company Act (the “MJ&Co Conversion”); (iv) on or shortly after the Expiration Date, BMS will convert all of its Class B common stock of MJN into Class A common stock of MJN (the “Recapitalization”); (v) shortly after the Recapitalization, BMS will close the Exchange Offer by exchanging a portion or all of its shares of MJN Capital Stock for outstanding shares of BMS common stock tendered to it by BMS shareholders (the “External Split-off”); and (vi) if BMS has not exchanged all of its shares of MJN Capital Stock in the External Split-off, BMS will distribute its remaining shares of MJN Capital Stock in a distribution to its shareholders (the “Clean-up Distribution”).

WHEREAS the Companies intend, with respect to (i) the Internal Spin-off, that it qualify for non-recognition of gain or loss under Section 355 of the Code; (ii) the MJ&Co Conversion, that it qualify for non-recognition of gain and loss under Sections 332 and 337 of the Code; (iii) the Recapitalization, that it qualify for non-recognition of gain or loss under Section 368(a)(1)(E) and/or 1036(a) of the Code; (iv) the External Split-off and Clean-up Distribution, that they together qualify for non-recognition of gain or loss under Section 355 of the Code; and (v) ERS’s Excess Loss Account in the stock of MJN, that it will not be included in income or otherwise taken into account upon the Internal Spin-off, the External Split-off or the Clean-up Distribution (the “Intended Tax Treatment”);

WHEREAS BMS has received a Ruling, dated November 13, 2009, to the effect that (i) the Recapitalization will not cause the Internal Spin-off to fail to satisfy the “controls immediately before” requirement of Section 355(a)(1)(A); and (ii) the contributions by BMS to ERS of certain subsidiaries will not be treated as having been received by ERS in exchange for MJN stock distributed by ERS in the Internal Spin-off (the “Transaction Ruling”);

WHEREAS MJN will cease to be a member of the BMS Consolidated Group after the Transactions; and

WHEREAS BMS and MJN desire to maintain certain existing agreements in the Old TMA and to memorialize certain new agreements relating to the Transactions;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, BMS and MJN hereby amend and restate the Old TMA, in its entirety, as follows:

ARTICLE I

Definitions

SECTION 1.01. Definition of Terms. The following terms shall have the following meanings (such meanings to apply equally to the singular and plural forms of the terms defined). All section references are to this Agreement unless otherwise stated. All references to “includes” and “including” mean “includes without limitation” or “including without limitation”, as the case may be.

“10% Acquisition Transaction” has the meaning set forth in Section 5.05(b).

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under the common control with, such Person; provided, however, that (i) neither MJN nor any Person controlled by MJN shall be deemed to be an Affiliate of BMS, and (ii) neither BMS nor any Person that is controlled by BMS shall be considered to be an Affiliate of MJN unless such Person is MJN or controlled by MJN.

“Agreement” has the meaning set forth in the recitals.

“Ancillary Agreement” means any of (i) the Transitional Services Agreement; (ii) the China Services Agreement; (iii) the Asset Purchase Agreement to be entered into between Bristol-Myers Squib Nutricionales de México, S. de R.L. de C.V. and Mead Johnson Nutricionales de México, S. de R.L. de C.V.; (iv) the International Asset Purchase Agreement between Bristol-Myers Squibb Farmacêutica S.A. and Mead Johnson do Brasil Comércio e Importação de Productos de Nutrição LTDA., effective September 15, 2009; and (v) the International Asset Purchase Agreement between Bristol-Myers Squibb Argentina S.R.L. and Mead Johnson Nutrition S.R.L. dated as of January 31, 2009, in each case as amended from time to time.

“BMS” has the meaning set forth in the recitals.

“BMS Combined Return” has the meaning set forth in Section 2.01(b).

“BMS Consolidated Group” means BMS and the affiliated group of corporations, within the meaning of Code Section 1504(a), of which BMS is the common parent. For the avoidance of doubt, a corporation shall be treated as being a member of the BMS Consolidated Group only for that portion of a taxable period that such corporation is actually described in the preceding sentence.

“BMS Consolidated Return” has the meaning set forth in Section 2.01(a).

“BMS Group” means BMS and its Affiliates. For the avoidance of doubt, the BMS Group includes MJN China only during the period before the China Transfer.

“BMS Tax Opinion” means the written opinion of Cravath, Swaine & Moore LLP issued to BMS, in form and substance satisfactory to BMS in its sole discretion, as to the qualification of each of the Transactions for its Intended Tax Treatment. Such opinion may rely on the Transaction Ruling with respect to the legal issues addressed therein and on the Tax Representations with respect to the factual issues addressed therein.

“BMS Tax Representations” means (i) any representations made by BMS or its Affiliates in Representation Letters that serve as a basis for the BMS Tax Opinion and (ii) any representation made by BMS pursuant to Section 5.04(b)(ii)(C).

“Business Day” means any day on which the New York Stock Exchange, or its successor, is open for trading.

“China Services Agreement” means the China Services Agreement between BMS and MJN, dated as of February 10, 2009, as amended from time to time.

“China Transfer” means the transfer of BMS’s interest in MJN China to MJN pursuant to the China Services Agreement.

“Clean-up Distribution” has the meaning set forth in the recitals.

“Closing Date” means the closing date of the Clean-up Distribution or, if there is no Clean-up Distribution, the closing date of the External Split-off.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning set forth in the recitals.

“Consolidation Year” means any taxable period (or portion thereof) ending on or before the date on which Deconsolidation occurs.

“Counterparty” has the meaning set forth in Section 5.04(b)(ii)(A).

“Deconsolidation” means that the MJN Consolidated Group ceases to be included in the BMS Consolidated Group.

“Determination” means the final resolution of liability for any tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement, compromise or other agreement with the relevant taxing Authority, an agreement that constitutes a determination under Code Section 1313(a)(4), an agreement contained in an IRS Form 870-AD, a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable agreement under state, local or foreign law; (iii) the expiration of the applicable statute of limitations; or (iv) the payment of the tax by the party responsible for payment of that tax under Section 2.03 if BMS and MJN agree that no action should be taken to recoup that payment.

“Discussions” has the meaning set forth in Section 5.04(b)(ii)(B)(x).

“Dutch Holdco” means MJN Holdings (Netherlands) B.V.

“ERS” means E.R. Squibb and Sons LLC, a Delaware limited liability company treated as a corporation for U.S. Federal income tax purposes.

“Excess Loss Account” means any excess loss account within the meaning of Section 1.1502-19 of the Regulations.

“Exchange Offer” has the meaning set forth in the recitals.

“Expiration Date” has the meaning set forth in the recitals.

“External Split-off” has the meaning set forth in the recitals.

“Gain Recognition Agreement” has the meaning set forth in Section 4.02(ii).

“Indemnifying Party” means a Company that has any obligation to indemnify an Indemnitee pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement.

“Indemnitee” means a Company entitled to indemnification by an Indemnifying Party pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement.

“Intended Tax Treatment” has the meaning set forth in the recitals.

“Internal Spin-off” has the meaning set forth in the recitals.

“IPO” has the meaning set forth in the Separation Agreement.

“IRS” means the Internal Revenue Service.

“MJ&Co” means, (i) before the MJ&Co Conversion, Mead Johnson & Company, a Delaware corporation and (ii) after the MJ&Co Conversion, Mead Johnson & Company, LLC, a Delaware limited liability company.

“MJ&Co Conversion” has the meaning set forth in the recitals.

“MJN” has the meaning set forth in the recitals.

“MJN Capital Stock” means (i) all classes or series of capital stock of MJN, including MJN Class A Common Stock; (ii) all instruments properly treated as stock for U.S. Federal income tax purposes; and (iii) all options, warrants and other rights to acquire such capital stock.

“MJN China” means Mead Johnson Nutritionals (China) Ltd. and its subsidiaries.

“MJN Consolidated Group” means MJN and the affiliated group of corporations, within the meaning of Code Section 1504(a), of which MJN would be the common parent if it were not included in the BMS Consolidated Group. For the avoidance of doubt, a corporation shall be treated as being a member of the MJN Consolidated Group only for that portion of a taxable period that such corporation is actually described in the preceding sentence.

“MJN Group” means MJN and its Affiliates, except that the MJN Group includes MJN China only after the China Transfer.

“MJN Return Items” has the meaning set forth in Section 6.01(a).

“MJN Tax Package” has the meaning set forth in Section 2.04(e).

“MJN Tax Representations” means any representations made by MJN or its Affiliates in Representation Letters that serve as a basis for the BMS Tax Opinion.

“Old TMA” has the meaning set forth in the recitals.

“Person” means an individual or partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity, without regard to whether such entity is treated as disregarded for U.S. Federal income tax purposes.

“Post-Deconsolidation Year” means any taxable period (or portion thereof) beginning after Deconsolidation.

“Pro Forma MJN Combined Return” has the meaning set forth in Section 2.04(a)(ii).

“Pro Forma MJN Consolidated Return” has the meaning set forth in Section 2.04(a)(i).

“Pro Forma MJN Return” means the Pro Forma MJN Consolidated Returns, the Pro Forma MJN Combined Returns and the Pro Forma MJN Separate Returns.

“Pro Forma MJN Separate Return” has the meaning set forth in Section 2.04(a)(iii)).

“Proposed Acquisition Transaction” has the meaning set forth in Section 5.04(c).

“Recapitalization” has the meaning set forth in the recitals.

“Records” has the meaning set forth in Section 7.04.

“Regulations” means the Treasury regulations promulgated under the Code or any successor Treasury regulations.

“Representation Letters” means the representation letters delivered by BMS, MJN or their Affiliates in connection with the rendering by Tax Advisors of any opinions in connection with the Transactions.

“Ruling” means a private letter ruling (including any supplemental ruling) issued by the IRS in connection with the Transactions.

“Ruling Request” means any document filed by BMS with the IRS requesting a Ruling regarding certain tax consequences of the Transactions (including all attachments, exhibits and other materials submitted with such request) and any amendment or supplement to such request.

“Separate Return” has the meaning set forth in Section 2.01(c).

“Separation Agreement” means the Separation Agreement dated January 31, 2009 by and among BMS, MJN and MJN Restructuring Holdco, Inc.

“tax” means all Federal, state and local, and foreign, taxes, assessments, duties or similar charges of any kind whatsoever, whether direct or indirect, including any interest, penalties, additional amounts or additions thereto.

“Tax Advisor” means a U.S. tax counsel or accountant of recognized national standing.

“Tax Attributes” has the meaning set forth in Section 2.04(c)(ii).

“Tax Representations” means the MJN Tax Representations and the BMS Tax Representations.

“Tax Return” means any tax return, declaration, statement, report, form, estimate and information return relating to taxes, including any amendments thereto and any related or supporting information.

“Taxing Authority” means any governmental body charged with the determination, collection or imposition of taxes.

“Transactions” means the Internal Spin-off, the Exchange Offer, the MJ&Co Conversion, the Recapitalization, the External Split-off and any Clean-up Distribution.

“Transaction Ruling” has the meaning set forth in the recitals.

“Transaction Taxes” means all taxes of any member of the BMS Group or the MJN Group resulting from the failure of any of the Transactions to qualify for the Intended Tax Treatment and all reasonable out-of-pocket legal, accounting and other advisory and court fees incurred in connection with liability for such amounts.

“Transitional Services Agreement” means the Transitional Services Agreement dated January 31, 2009 between BMS and MJN (as successor to MJN Restructuring Holdco, Inc), as amended from time to time.

ARTICLE II

Preparation and Filing of Tax Returns

SECTION 2.01. Filing of Returns. (a) For each taxable year for which BMS files a consolidated Federal income Tax Return (a “BMS Consolidated Return”), BMS shall include the MJN Consolidated Group in such Tax Return if entitled to do so. BMS shall prepare and timely file all BMS Consolidated Returns. To the extent that any BMS Consolidated Return directly relates to matters for which MJN must indemnify the BMS Group under Section 4.02, BMS shall (i) prepare that portion of the BMS Consolidated Return on a basis consistent with past practice (except as required by applicable law or as determined by BMS) and (ii) provide MJN a reasonable opportunity to review that portion of the BMS Consolidated Return. BMS shall notify MJN of any such portions not prepared on a basis consistent with past practice.

(b) For each taxable year for which it is permissible to file a Tax Return on a consolidated, combined, unitary or similar basis (other than a BMS Consolidated Return) that would include one or more members of the MJN Group and one or more members of the BMS Group (a “BMS Combined Return”), then the relevant member of the BMS Group may, in its sole discretion, determine whether to file such BMS Combined Return and whether to include certain or all of the relevant members of the MJN Group in such Tax Return. BMS shall prepare and timely file (or cause to be prepared and timely filed) any BMS Combined Returns. To the extent that any BMS Combined Return directly relates to matters for which MJN must indemnify the BMS Group under Section 4.02, BMS shall (i) prepare that portion of the BMS Combined Return on a basis consistent with past practice (except as required by applicable law or as determined by BMS) and (ii) provide MJN a reasonable opportunity to review that portion of the BMS Combined Return. BMS shall notify MJN of any such portions not prepared on a basis consistent with past practice. Schedule A sets out a list of states in which BMS intends to file a BMS Combined Return that includes one or more members of the MJN Group.

(c) For all Tax Returns other than BMS Consolidated Returns and BMS Combined Returns (“Separate Returns”), the entity customarily responsible under applicable law for filing such Separate Returns shall prepare and timely file such Separate Returns. To the extent that any Separate Return filed by BMS directly relates to matters for which MJN must indemnify the BMS Group under Section 4.02, BMS shall (i) prepare that portion of the Separate Return on a basis consistent with past practice (except as required by applicable law or as determined by BMS) and (ii) provide MJN a reasonable opportunity to review that portion of the Separate Return. BMS shall notify MJN of any such portions not prepared on a basis consistent with past practice. To the extent that any Separate Return filed by MJN directly relates to matters for which BMS must indemnify the MJN Group under Section 4.01, MJN shall (i) prepare that portion of the Separate Return on a basis consistent with past practice (except as required by applicable law or as otherwise agreed by BMS and MJN) and (ii) provide BMS a reasonable opportunity to review that portion of the Separate Return. MJN shall notify BMS of any such portions not prepared on a basis consistent with past practice. Schedules B-1 through B-4 set out a list of each material U.S. taxing jurisdiction in which the parties presently intend that members of the MJN Group will file a Separate Return. The parties intend that members of the MJN Group will file Separate Returns in all relevant foreign jurisdictions unless BMS otherwise provides notice to MJN that there is an opportunity in any such foreign jurisdiction to file a BMS Combined Return.

SECTION 2.02. Consents and Elections. BMS and MJN shall prepare, sign and timely file (or cause to be prepared, signed and timely filed) any consents, elections and other documents and take any other actions necessary or appropriate to effect the filing of the Tax Returns described in Section 2.01.

SECTION 2.03. Payment of Taxes; Review of Tax Returns. (a) The party responsible under Section 2.01 for preparing and filing a Tax Return shall pay to the relevant Taxing Authority any taxes shown as due on that Tax Return. The obligation to make these payments shall not affect the payor’s right, if any, to receive payments under Section 2.04 or otherwise be indemnified with respect to that tax liability.

(b) The party responsible under Section 2.01 for preparing and filing a Tax Return shall, if so requested by the other party, use commercially reasonable efforts to make such Tax Return or portions thereof and related workpapers available for review by the other party at least 30 days prior to the due date (including any available extensions) for filing such Tax Return and shall consider the reasonable comments made by such other party to the extent (i) such Tax Return relates to taxes for which the requesting party may be liable or (ii) adjustments to the amount of taxes reported on such Tax Return may affect the determination of taxes for which the requesting party may be liable. The parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

SECTION 2.04. Pro Forma MJN Returns

(a) Pro Forma MJN Returns in General. (i) For each taxable period (or portion thereof) beginning on or after January 1, 2009 in which the MJN Consolidated Group is included in a BMS Consolidated Return, BMS shall prepare a pro forma Federal income Tax Return for the MJN Consolidated Group (a “Pro Forma MJN Consolidated Return”) based on the corresponding MJN Tax Package. Except as otherwise provided in this Section 2.04, the Pro Forma MJN Consolidated Return shall be prepared as if MJN filed a consolidated return on behalf of the MJN Consolidated Group.

(ii) For each taxable period (or portion thereof) beginning on or after January 1, 2009 in which one or more members of the MJN Group is included in a BMS Combined Return, BMS shall prepare a pro forma Tax Return for those members of the MJN Group (a “Pro Forma MJN Combined Return”) based on the corresponding MJN Tax Package. Except as otherwise provided in this Section 2.04, the Pro Forma MJN Combined Return shall be prepared as if the members of the MJN Group included in the BMS Combined Return instead filed a single combined return.

(iii) For each taxable period (or portion thereof) beginning on or after January 1, 2009 in which a Separate Return is filed, a portion of which relates to the MJN business and a portion of which does not, BMS shall prepare a pro forma Tax Return for the first such portion (a “Pro Forma MJN Separate Return”) based on the corresponding MJN Tax Package.

(b) China. Notwithstanding anything in this Agreement, income, gain, loss and other similar items attributable to MJN China shall not be included in any Pro Forma MJN Return for any taxable period (or portions thereof) ending on or before the effective date of the China Transfer.

(c) Preparation of the Pro Forma MJN Returns. (i) The Pro Forma MJN Returns shall be prepared in a manner consistent with the past practices of BMS (except as required by applicable law or as determined by BMS) and shall reflect all elections, positions and methods used in the relevant Tax Returns filed by BMS. BMS shall provide MJN a reasonable opportunity to review any Pro Forma MJN Returns. BMS shall notify MJN of any such portions not prepared on a basis consistent with past practice.

(ii) The Pro Forma MJN Returns shall reflect any carryovers or carrybacks of net operating losses, net capital losses, excess tax credits and any other similar tax attributes (“Tax Attributes”) arising in an earlier or later taxable period for which a Pro Forma MJN Return was prepared, to the extent such item would be so reflected if all Pro Forma MJN Returns were actual Tax Returns.

(iii) For purposes of preparing a Pro Forma MJN Return, the provisions of applicable law shall be applied as if the entities included in that Pro Forma MJN Return were a separate consolidated or combined group, except that a transaction between any member of the MJN Group, on the one hand, and any member of the BMS Group, on the other hand, shall not be taken into account until the first taxable year in which that transaction is required to be taken into account under Code Section 1502 or the comparable provision of state, local or foreign law.

(d) Payments with Respect to Pro Forma MJN Returns. (i) Except as provided in Section 2.04(d)(ii), each Company shall make (or cause to be made) payments to the other Company with respect to any Pro Forma MJN Return as if (A) that Pro Forma MJN Return were actually required to be filed under the laws of the applicable taxing jurisdiction and (B) BMS were the relevant Taxing Authority of that taxing jurisdiction. The amount of any payment required to be made under this Section 2.04(d)(i) with respect to any tax year commencing on or after January 1, 2009 and ending on or before December 31, 2009, shall be multiplied by a fraction (y) the numerator of which is the number of days between February 1, 2009 or the first day of such tax year, if later, and the end of such tax year and (z) the denominator of which is the number of days in such tax year.

(ii) BMS shall make (or cause to be made) payments to MJN with respect to any Separate Return filed by MJN under Section 2.01(c) in an amount equal to the total taxes reflected on such Separate Return, reduced by the taxes reflected on the Pro Forma MJN Return prepared by BMS under Section 2.04(a)(iii)), as if MJN were the relevant Taxing Authority of that taxing jurisdiction. MJN shall make (or cause to be made) payments to BMS with respect to any such Separate Return to the extent that the amounts under the Pro Form MJN Return are adjusted and correspondingly result in an adjustment to the payment owing by BMS pursuant to the preceding sentence.

(iii) In applying the principles set out in this Section 2.04(d), all laws and regulations relating to timing and computation of payments, interest, penalties, additions to tax and additional amounts shall be applied, except to the extent any such interest, penalties, additions to tax or additional amounts arise solely as a result of an error by BMS in the preparation of a Pro Forma MJN Return.

(e) Tax Package. At least 60 days prior to the due date (including any available extensions) for any applicable Tax Return, MJN shall provide to BMS, in a format determined by BMS, all information requested by BMS as reasonably necessary to prepare the BMS Consolidated Return, the BMS Combined Returns and the Pro Forma MJN Returns (the “MJN Tax Package”). The MJN Tax Package shall be prepared on a basis consistent with the principles set out in this Section 2.04.

(f) Notification and Payment. Each Company shall notify the other Company of any amounts due to it under this Section 2.04 no later than five Business Days prior to the date such payments are due (or would be due) to be paid to a Taxing Authority. Payments required to be made under this Section 2.04 shall be made on or before such due date.

SECTION 2.05. Recalculation of Pro Forma MJN Return for a Determination. If there is a Determination or amendment to a Tax Return for any taxable period for which a Pro Forma MJN Return is required to be prepared, a corresponding adjustment shall be made to the corresponding Pro Forma MJN Return. Within 15 days of being provided with written notice of any such adjustment, each Company shall make (or cause to be made) payments to the other Company, including interest and any other amounts determined under Section 2.04(d)(iii) as appropriate, reflecting such adjustment.

ARTICLE III

Post-Deconsolidation Periods

SECTION 3.01. Post-Deconsolidation Year Carrybacks. MJN shall (and shall cause members of the MJN Group to) waive, to the extent permitted under applicable law, carrybacks of Tax Attributes from any Post-Deconsolidation Year to any Consolidation Year unless such carryback does not have a material effect on BMS (as determined by BMS in its sole discretion). If any member of the MJN Group carries back a Tax Attribute from a Post-Deconsolidation Year to a Consolidation Year no payment shall be due from BMS with respect to that carryback, regardless of whether such carryback is required by law or permitted by BMS.

SECTION 3.02. Short Period Election. MJN shall join with BMS in making an election under Section 1.1502-76(b)(2)(ii)(D) of the Treasury Regulations to allocate items ratably between the portion of the taxable year in which the MJN Consolidated Group is included in the BMS Consolidated Group and the MJN short period beginning after the date of the External Split-off.

SECTION 3.03. China. Immediately following the payment by BMS to MJN of any Net Actual Distribution Amount (as defined in the China Services Agreement) on any BMS Payment Due Date (as defined in the China Services Agreement), MJN shall pay to BMS the amount by which that Net Actual Distribution Amount exceeds 65% of the pre-tax (including withholding tax) earnings to which that Net Actual Distribution Amount relates. The intention of this clause is that MJN economically bear aggregate local and U.S. taxes with respect to MJN China at a 35% effective tax rate.

ARTICLE IV

Indemnity

SECTION 4.01. BMS Indemnity. BMS shall indemnify the MJN Group and hold it harmless from:

(i) any tax payable with respect to the BMS Consolidated Return and any BMS Combined Return or Separate Return that BMS is required to file (or cause to be filed) pursuant to Section 2.01. For the avoidance of doubt, nothing in this Section 4.01(i) shall prevent BMS from receiving payment pursuant to Section 2.04(d)(i);

(ii) any tax of any member of the MJN Group for any taxable period (or portions thereof) ending on or before December 31, 2008;

(iii) any tax arising solely as a result of transferring the MJN business to any member of the MJN Group for purposes of separating the MJN business from BMS for the IPO or the Transactions, whether or not that transfer happened before the IPO or the Transactions; and

(iv) any Transaction Taxes.

excluding, in each case, any tax for which MJN is responsible under Section 4.02.

SECTION 4.02. MJN Indemnity. MJN shall indemnify the BMS Group and hold it harmless from:

(i) any tax payable with respect to any Separate Return that MJN is required to file (or cause to be filed) pursuant to Section 2.01(c). For the avoidance of doubt, nothing in this Section 4.02(i) shall prevent MJN from receiving payments pursuant to Section 2.04(d)(ii);

(ii) any tax incurred as a result of any gain recognized pursuant to a gain recognition agreement entered into by any member of the BMS Consolidated Group in relation to a member of the MJN Group in accordance with Section 1.367(a)-8T of the Regulations (“Gain Recognition Agreement”), excluding any gain required to be recognized as a result of Deconsolidation being a “triggering event” (within the meaning of those Regulations); and

(iii) any Transaction Taxes resulting from (A) the failure of any of the MJN Tax Representations or any representation provided by MJN pursuant to Section 5.04(d)(i) to be true when made; (B) the breach by MJN of any covenant herein or in any Ancillary Agreement; (C) application of Section 355(e) or 355(f) of the Code to any acquisition of stock or assets of any member of the MJN Group or (D) any other act or omission by MJN or its Affiliates that it knows or reasonably should expect, after consultation with its Tax Advisor, could give rise to Transaction Taxes (except to the extent such act or omission is otherwise expressly required or permitted by this Agreement (other than under Section 5.04(b)), the Separation Agreement or any Ancillary Agreement); provided, however, that if any Transaction Taxes result from the failure of any BMS Tax Representation to be true when made, MJN shall not be required to indemnify and hold harmless the BMS Group from such taxes.

SECTION 4.03. Indemnity Payments Net of Taxes. The amount of any indemnity payment made pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement shall be (a) increased to take account of any taxes imposed on any taxable income or gain (including with respect to an Excess Loss Account) to the Indemnitee with respect to such payment (including taxes imposed on payments of such additional amounts pursuant to this paragraph) and (b) reduced to take account of any tax benefit realized by the Indemnitee arising from the incurrence or payment of the loss giving rise to such indemnity. For purposes of computing indemnity payments under this Section 4.03, each Company is assumed to pay tax at the maximum applicable tax rate.

SECTION 4.04. Treatment of Indemnity Payments. Any indemnity payment made pursuant to this Agreement, the Separation Agreement or the Ancillary Agreements shall be treated for all tax purposes, if made by MJN to BMS (or by or to its Affiliates), as a distribution from MJN to BMS and, if made by BMS to MJN (or by or to its Subsidiaries), as a contribution from BMS to MJN, in each case immediately before the External Split-off, except to the extent otherwise required by law.

ARTICLE V

Tax Matters Relating to the Separation

SECTION 5.01. Mutual Representations. Each Company represents that:

(a) all information contained in its Representation Letters is true, correct and complete; and

(b) it has no plan or intention to take any action inconsistent with the qualification of the Transactions for the Intended Tax Treatment.

SECTION 5.02. Tax Opinions. The Companies shall use their best efforts to cause the BMS Tax Opinion to be issued, including by executing any Representation Letters reasonably requested in connection with the BMS Tax Opinion, provided each Company shall have been provided with a reasonable opportunity to review, comment and consent to the content of any Representation Letter to be executed by it, such consent not to be unreasonably withheld.

SECTION 5.03. Mutual Covenants. Neither Company shall take or fail to take, or permit their respective Affiliates to take or fail to take, any action, if such action or omission would be inconsistent with its respective Tax Representations or cause such Tax Representations to be untrue when made.

SECTION 5.04. Restricted Actions. (a) From the date hereof until the first day after the two-year anniversary of the Closing Date, MJN shall not (and shall not cause or permit any of its Affiliates to), in a single transaction or a series of transactions:

(i) cause or allow the MJN Consolidated Group to cease to be engaged in the MJN business as an active trade or business (within the meaning of Section 355(b) of the Code and the Regulations thereunder);

(ii) take any action that could cause the MJ&Co Conversion to fail to qualify for the Intended Tax Treatment by reason of the “liquidation-reincorporation” doctrine;

(iii) liquidate or partially liquidate MJN, by way of a merger, conversion or otherwise;

(iv) sell or transfer 50% or more of the gross assets of the MJN business or 50% or more of the consolidated gross assets of MJN (other than sales or transfers of inventory in the ordinary course of business);

(v) redeem or otherwise repurchase (directly or through an MJN Affiliate) any MJN Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its amendment by Revenue Procedure 2003-48);

(vi) enter into any agreement to enter into a Proposed Acquisition Transaction; or

(vii) take any affirmative action that permits a Proposed Acquisition Transaction to occur by means of an agreement to which MJN is not a party (including by (A) redeeming rights under a shareholder rights plan, (B) making a determination that a tender offer is a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction or (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporate Law or any similar corporate statute, any “fair price” or other provision of MJN’s charter or bylaws or otherwise).

(b) Notwithstanding Section 5.04(a), MJN may take any action described in Section 5.04(a) if:

(i) either of the following has occurred:

(A) BMS has received a Ruling, in form and substance satisfactory to BMS in its reasonable discretion, to the effect that such action will not cause the Transactions to fail to qualify for the Intended Tax Treatment; or

(B) MJN has provided BMS with an opinion of counsel, in form and substance satisfactory to BMS in its reasonable discretion, to the effect that such action will not cause the Transactions to fail to qualify for the Intended Tax Treatment. Such opinion must be a written “will” opinion of Cravath, Swaine & Moore LLP or another Tax Advisor acceptable to BMS in its reasonable discretion, and must assume that the Transactions would have qualified for the Intended Tax Treatment if the action in question did not occur;

and

(ii) in the case of any action under 5.04(a)(vi) or 5.04(a)(vii), all of the following have occurred: (A) MJN shall have notified BMS of the other party to the Proposed Acquisition Transaction (the “Counterparty”); (B) no more than 30 days after delivery of such notice: (x) BMS shall have provided to MJN a memorandum describing any formal or informal discussions or negotiations in the twenty-four month period preceding the Closing Date regarding the stock or assets of MJN (or any predecessor, including MJ&Co) (such discussions or negotiations, “Discussions”) entered into by or on behalf of BMS with the Counterparty or its representatives, and (y) MJN shall have provided to BMS a memorandum describing (1) any Discussions entered into by or on behalf of MJN with the Counterparty or its representatives and (2) based on information provided to MJN by the Counterparty, any Discussions entered into by or on behalf of the Counterparty with BMS or MJN or their representatives; and (C) no more than 10 days after delivery of such memoranda, BMS and MJN each may revise its memorandum to correct any inaccuracies or omissions and shall provide a representation that, to its knowledge, its memorandum (as revised) is true, correct and complete in all material respects.

The satisfaction of the conditions of this Section 5.04(b) shall not in any way relieve MJN of its indemnification obligations under Section 4.02.

(c) Definition of Proposed Acquisition Transaction. (i) For the purposes of this Agreement, “Proposed Acquisition Transaction” means a transaction or series of related transactions as a result of which one or more Persons (directly or indirectly) acquires, from MJN or otherwise, a number of shares of MJN Capital Stock that, when combined with any other such acquisitions of MJN Capital Stock that occur on or after the IPO (but excluding any other acquisition that occurs in (A) the IPO itself or (B) any transaction that is excluded from the definition of Proposed Acquisition Transaction under subparagraph (ii)), comprise 40% or more of the value or the total combined voting power of all outstanding shares of MJN Capital Stock as of the date of such transaction or, in the case of a series of related transactions, the last transaction in such series. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of MJN Capital Stock shall be treated as an indirect acquisition of shares of MJN Capital Stock by the non-exchanging shareholders.

(ii) Notwithstanding subparagraph (i), a Proposed Acquisition Transaction shall not include (A) the adoption by MJN of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, 1990-1 C.B. 10, (B) issuances of MJN Capital Stock by MJN that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of § 1.355-7(d) of the Regulations or (C) any acquisition of MJN Capital Stock that satisfies Safe Harbor VII (relating to acquisitions of stock listed on an established market) of § 1.355-7(d) of the Regulations.

(iii) The provisions of this Section 5.04(c), including the definition of “Proposed Acquisition Transaction”, are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, Section 355(e) of the Code or the Regulations thereunder shall be incorporated in this Section 5.04(c) and its interpretation.

(d) Procedures Regarding Rulings and Opinions. (i) If MJN notifies BMS that it desires to take one of the actions described in Section 5.04(a), BMS and MJN shall reasonably cooperate to attempt to obtain the opinion or Ruling referred to in Section 5.04(b). Before any Ruling Request is filed, BMS shall provide MJN with a copy of such Ruling Request and a reasonable period of time in which to review and comment on such Ruling Request. Following completion of such review, to the extent it is capable of doing so, MJN shall represent to BMS that it has read the Ruling Request and that any information and representations relating to any member of the MJN Group contained in the Ruling Request are (subject to any qualifications therein) true, correct and complete. MJN shall reimburse BMS for all reasonable costs and expenses incurred by the BMS Group in obtaining a ruling or opinion requested by MJN within 10 Business Days after receiving an invoice from BMS therefor.

(ii) BMS shall have sole and exclusive control over the process of obtaining any Ruling, and only BMS may apply for a Ruling. Neither MJN nor any Affiliate of MJN shall seek any guidance from the IRS or any other Taxing Authority (whether written, oral or otherwise) at any time concerning the consequences to BMS of the Transactions (including the effect of any other transaction on such consequences of the Transactions).

SECTION 5.05. Notification and Certification Respecting Certain Acquisition Transactions. (a) If MJN proposes to enter into any 10% Acquisition Transaction or takes any affirmative action to permit any 10% Acquisition Transaction to occur at any time during the thirty-month period following the Closing Date, MJN shall undertake in good faith to provide BMS, no later than ten Business Days following the signing of any written agreement with respect to such 10% Acquisition Transaction or obtaining knowledge of the occurrence of any such 10% Acquisition Transaction that takes place without a written agreement, with a written description of such transaction (including the type and amount of MJN Capital Stock to be issued) and an explanation as to why such transaction does not result in the application of Section 355(e) of the Code to the Transactions.

(b) For purposes of this Section 5.05, “10% Acquisition Transaction” means any transaction or series of transactions that would be a Proposed Acquisition Transaction if the percentage specified in the definition of Proposed Acquisition Transaction were 10% instead of 40%.

SECTION 5.06. Reporting. BMS and MJN each (a) shall timely file (or cause to be filed) the appropriate information and statements (including as required by Section 1.355-5 of the Regulations) to report the Transactions as qualifying for the Intended Tax Treatment and (b) absent a change of law or a Determination in respect of the Transactions, shall not take any position on any Tax Return, financial statement or other document that is inconsistent with the Transactions qualifying for the Intended Tax Treatment.

SECTION 5.07. Required Contribution. Before the date of the MJ&Co Conversion, MJN contributed to MJ&Co (and did not subsequently withdraw prior to the date of the MJ&Co Conversion) an amount no less than $1.74 billion to repay the intercompany debt owed by MJ&Co to ERS.

ARTICLE VI

Audits, Amended Returns, Contests, Adjustments and Rulings

SECTION 6.01. Audits and Contests. (a) BMS shall have exclusive and sole responsibility and control with respect to the conduct and settlement of any examinations and contests by a Taxing Authority of any Tax Returns that BMS is responsible for filing under Article II; provided, however, that BMS shall not without the consent of MJN (which consent shall not unreasonably be withheld or delayed) settle any matter for which MJN would be required to indemnify under Section 4.02 or which would result in an additional payment obligation of MJN under Article II. If MJN does not respond to BMS’s request for consent within 15 Business Days, MJN shall be deemed to have consented. Within 15 Business Days of the commencement of any such audit proceeding or contest, BMS shall give MJN notice of and consult with MJN with respect to any issues relating to items of income, gain, loss, deduction or credit of any member of the MJN Group (any such items, “MJN Return Items”); provided, however, that MJN shall not be relieved of any obligation to make additional payments under this Agreement if BMS fails to timely deliver the notice described above except to the extent that MJN is actually prejudiced thereby. Notwithstanding the foregoing, BMS shall have the exclusive and sole right to determine the forum in which to contest any matter described in this Section 6.01(a), and if it chooses to pay the disputed tax and seek a refund, then MJN shall either (i) promptly pay to BMS the amount of such disputed tax with respect to which MJN would be required to indemnify under Section 4.02 or which could result in an additional payment obligation of MJN under Article II or (ii) agree to pay BMS interest at the rate specified in Section 8.01, dating from the date of BMS’s payment of such disputed tax, with respect to the amount so paid.

(b) BMS and MJN shall have joint control with respect to the conduct and settlement of any examinations and contests by a Taxing Authority of any Separate Tax Return that MJN is responsible for filing under Article II and with respect to which BMS must indemnify MJN; provided, however, that BMS and MJN shall not settle any such examinations or contests without the consent of the other party (which consent shall not unreasonably be withheld or delayed). If either BMS or MJN do not respond to the other party’s request for consent within 15 Business Days, that party shall be deemed to have consented.

SECTION 6.02. Expenses. Each Indemnifying Party shall reimburse the Indemnitee for all reasonable out-of-pocket expenses (including legal, consulting and accounting fees) in the course of proceedings described in Section 6.01 to the extent those expenses are reasonably attributable to the Indemnifying Party or any of its Affiliates, or to any matter for which the Indemnifying Party is required to indemnify under Article IV or which would result in an additional payment obligation of the Indemnifying Party under Article II.

ARTICLE VII

General Cooperation and Document Retention

SECTION 7.01. Cooperation and Good Faith. (a) Each member of the BMS Group and the MJN Group shall cooperate fully with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns, audits, contests and other matters covered by this Agreement. Such cooperation shall include the preparation and execution of the memoranda and representations described in Section 5.04(b)(ii), the execution of any document that may be necessary or reasonably helpful in connection with any audit or contest, the filing or amending of a Tax Return by a member of the BMS Group or the MJN Group or obtaining any tax opinion or private letter ruling.

(b) The Companies shall perform all actions required or permitted under this Agreement in good faith.

SECTION 7.02. Duty to Mitigate Recognition or Recapture of Income. Prior to any event that may result in recognition or recapture of income (including under any Gain Recognition Agreement or domestic use agreement), BMS and MJN shall use (and shall cause the members of the BMS Group and MJN Group, respectively, to use) all commercially reasonably efforts to eliminate such recognition or recapture of income or otherwise avoid or minimize the impact thereof. For the avoidance of doubt:

(i) MJN shall enter into (or shall cause the appropriate member of the MJN Group to enter into) a new Gain Recognition Agreement pursuant to Section 1.367(a)-8T(g) of the Regulations, if entering into that Gain Recognition Agreement would preclude or defer the recognition of gain by any member of the BMS Group; and

(ii) To the extent that any member of the MJN Group is a “U.S. transferor” (within the meaning of Section 1.367(a)-8T(a)(1)(xi) of the Regulations) with respect to property for which a Gain Recognition Agreement was entered into, MJN shall comply (or shall cause the appropriate member of the MJN Group to comply) with the annual certification requirements of Section 1.367(a)-8T(b)(5) of the Regulations for the term of such Gain Recognition Agreement and promptly provide copies of those annual certifications to BMS. A list of Gain Recognition Agreements are set out in Schedule C.

(iii) At the request of BMS, MJN shall file (or shall cause the appropriate member of the MJN Group to file) a new domestic use agreement pursuant to Section 1.1503(d)-6(e)(2) of the Regulations with respect to any dual consolidated loss for which BMS has previously filed a domestic use agreement pursuant to Section 1.1503(d)-6(d) of the Regulations.

SECTION 7.03. Authority. Until the termination of the Transitional Services Agreement as it relates to tax matters, and to the extent consistent with the provisions of that agreement as shall be in effect at the relevant time, the person holding the office of Vice President, Taxes, BMS, (i) is hereby duly authorized to sign any Tax Return or any other document relating to taxes as a duly authorized signatory of any member of the MJN Group and (ii) shall have final decision making authority in relation to the content of any Tax Returns or other matters relating to taxes, in each case, unless, and solely with respect to Separate Returns filed by MJN under Section 2.01(c) (other than any Separate Returns described in the penultimate sentence of Section 2.01(c)), the Board of Directors of MJN affirmatively determines otherwise.

SECTION 7.04. Document Retention, Access to Records and Use of Personnel. Until the expiration of the relevant statute of limitations (including extensions), each of BMS and MJN shall (i) retain records, documents, accounting data, computer data and other information (collectively, the “Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns or relevant to an obligation, right or liability of either party under this Agreement; and (ii) give each other reasonable access to such Records and to its personnel (insuring their cooperation) and premises to the extent relevant to an obligation, right or liability of either party under this Agreement. Prior to disposing of any such Records, each of BMS and MJN shall notify the other party in writing of such intention and afford the other party the opportunity to take possession or make copies of such Records at its discretion.

SECTION 7.05. China Services Agreement. The parties agree, for U.S. Federal income tax purposes, to treat the execution of the China Services Agreement on February 10, 2009 as the contribution (under Section 351 of the Code) by BMS of its partnership interest in MJN China to MJN in consideration for Class A common stock of MJN.

SECTION 7.06. Value Added Taxes. The cooperation and other provisions set out in the Separation Agreement relating to value added taxes payable in connection with transferring the MJN business to members of the MJN Group represent the sole and complete understanding of the parties with respect to value added taxes.

SECTION 7.07. Dutch Holdco Earnings and Profits. Prior to December 10, 2009, MJN shall have caused, and again prior to December 31, 2009, MJN shall cause, all direct and indirect subsidiaries of Dutch Holdco to pay distributions up to Dutch Holdco, in each case to the maximum extent reasonably possible; provided that no direct or indirect subsidiary of Dutch Holdco is left without a commercially reasonable amount of working capital after making any such distribution. MJN shall cause Dutch Holdco not to pay any distributions to MJN during 2009 except to the extent reasonably necessary to allow MJN to service its debt obligations.

ARTICLE VIII

Miscellaneous Provisions

SECTION 8.01. Interest. Except as provided in Section 2.04(d)(iii), any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest at a rate equal to two hundred basis points above the average interest rate on the senior bank debt of BMS.

SECTION 8.02. No Duplication of Payment. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require MJN or BMS, as the case may be, to make any payment to the extent that the payment is attributable to a Tax Attribute for which payment has previously been made under this Agreement.

SECTION 8.03. Confidentiality. Each of the Companies agrees that any information furnished pursuant to this Agreement is confidential and, except as and to the extent required by law or otherwise during the course of an audit or contest or other administrative or legal proceeding, shall not be disclosed to other persons. In addition, each of BMS and MJN shall cause its employees, agents and advisors to comply with the terms of this Section 8.03.

SECTION 8.04. Successors and Access to Information. This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement, and in such event, all references herein to a party shall refer instead to the successor of such party.

SECTION 8.05. Injunctions. The Companies acknowledge that irreparable damage would occur to them in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Companies agree that they shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which it may be entitled at law or in equity. Nothing in this Agreement shall prevent any Company from seeking injunctive relief as it deems necessary or appropriate.

SECTION 8.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

SECTION 8.07. Headings. The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

SECTION 8.08. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

SECTION 8.09. Notices. Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including telecopy communication) and mailed, telecopied or delivered to the parties at the following addresses (or at such other address as one party may specify by notice to the other party):

If to BMS:

Bristol-Myers Squibb Company 345 Park Avenue New York, NY 10154-0037
Attention:	Gary Lewbel,
Vice President, Taxes
CC:	Sandra Leung
Senior Vice President and General Counsel

If to MJN:

Mead Johnson Nutrition Company 2701 Patriot Blvd. Glenview, IL 60026-8039
Attention:	Kevin Wilson,
Vice President, Treasurer
CC:	Peter Leemputte
Chief Financial Officer, William P’Pool Senior Vice President and General Counsel

or to any other address as BMS or MJN shall furnish in writing to one another. All such notices and communications shall be effective when received.

SECTION 8.10. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable. In any event, all other provisions of this Agreement shall be deemed valid, binding, and enforceable to their full extent.

SECTION 8.11. Termination. This Agreement shall remain in force and be binding so long as the applicable period of assessments (including extensions) remains unexpired for any taxes contemplated by this Agreement; provided, however, that neither BMS nor MJN shall have any liability to the other party with respect to tax liabilities for taxable years in which MJN is not included in the BMS Consolidated Returns except as provided in Article II of this Agreement.

SECTION 8.12. Successor Provisions. Any reference herein to any provisions of the Code or Treasury Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.

SECTION 8.13. Compliance by Group Members. BMS and MJN each shall cause all present and future members of the BMS Group and the MJN Group to comply with the terms of this Agreement.

SECTION 8.14. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extensions thereof).

SECTION 8.15. Integration; Amendments. Except as explicitly stated herein, this Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters, including the Old TMA. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound. If, and to the extent, the provisions of this Agreement conflict with the Transitional Services Agreement, the provisions of this Agreement shall control.

SECTION 8.16. Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any dispute arising out of this Agreement.

IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed by its duly authorized officer as of the date first set forth above.

Bristol Myers Squibb Company

by	/s/ Gary Lewbel
Name:	Gary Lewbel
Title:	Vice President, Taxes

Mead Johnson Nutrition Company

by	/s/ Peter Leemputte
Name:	Peter Leemputte
Title:	Chief Financial Officer

SCHEDULE A

The following Schedule sets out a list of states in which BMS intends to file a BMS Combined/Consolidated Tax Return that includes one or more members of the MJN Group for the short period from January 1, 2009 through December 15, 2009 (or the date of the External Split-off if different).

Lead Filing Entity	FEIN	State/Local	Type
BMS	22-0790350	AK	Water’s Edge
BMS	22-0790350	AZ	Consolidated
BMS	22-0790350	CA	Water’s Edge
BMS	22-0790350	CO	Water’s Edge
BMS	22-0790350	CT	Combined
BMS	22-0790350	FL	Consolidated
BMS	22-0790350	HI	Consolidated
BMS	22-0790350	IA	Combined
BMS	22-0790350	ID	Worldwide
BMS	22-0790350	IN	Combined
BMS	22-0790350	KS	Consolidated
BMS	22-0790350	ME	Consolidated
BMS	22-0790350	MN	Water’s Edge
BMS	22-0790350	MT	Worldwide
BMS	22-0790350	ND	Worldwide
BMS	22-0790350	NE	Consolidated
BMS	22-0790350	OR	Consolidated
BMS	22-0790350	OR-Ptlnd/Mult	Consolidated
BMS	22-0790350	TX	Consolidated
BMS	22-0790350	UT	Worldwide
BMS	22-0790350	Washington DC	Combined
MJN	80-0318351	WI	Combined
ERS	13-6121983	AR	Combined
ERS	13-6121983	IL	Water’s Edge
ERS	13-6121983	MA	Combined
ERS	13-6121983	MI	Combined
ERS	13-6121983	NH	Combined
ERS	13-6121983	NM	Consolidated
ERS	13-6121983	RI	Combined
ERS	13-6121983	SC	Combined
ERS	13-6121983	WV	Combined

SCHEDULE B-1

The following Schedule sets out a list of each material U.S. taxing jurisdiction in which the parties intend that MJN will file a Separate Return for the short period from January 1, 2009 through December 1, 2009 (or the date of the MJ&Co Conversion, if different).

Entity	FEIN	State/Local
MJ&Co	35-1140848	AL-Income
MJ&Co	35-1140848	AL-Franchise
MJ&Co	35-1140848	GA
MJ&Co	35-1140848	KY
MJ&Co	35-1140848	MD
MJ&Co	35-1140848	MO
MJ&Co	35-1140848	MO-ST. LOUIS
MJ&Co	35-1140848	MS
MJ&Co	35-1140848	NC
MJ&Co	35-1140848	NJ
MJ&Co	35-1140848	OH-COLUMBUS
MJ&Co	35-1140848	PA
MJ&Co	35-1140848	PA-Philadelphia
MJ&Co	35-1140848	TN

SCHEDULE B-2

The following Schedule sets out a list of each material U.S. taxing jurisdiction in which the parties intend that MJN will file a Separate Return for the short period from January 1, 2009 through December 15, 2009 (or the date of the External Split-off if different).

Entity	FEIN	State/Local
MJN	80-0318351	AL-Income
MJN	80-0318351	AL-Franchise
MJN	80-0318351	GA
MJN	80-0318351	KY
MJN	80-0318351	MD
MJN	80-0318351	MO
MJN	80-0318351	MO-ST. LOUIS
MJN	80-0318351	MS
MJN	80-0318351	NC
MJN/MJ&Co	80-0318351	NYS-combined
MJN/MJ&Co	80-0318351	NYC-combined
MJN	80-0318351	OH-COLUMBUS
MJN	80-0318351	PA
MJN	80-0318351	PA-Philadelphia
MJN	80-0318351	TN

SCHEDULE B-3

The following Schedule sets out a list of each material U.S. taxing jurisdiction in which the parties intend that MJN will file a Separate Return for the short period from December 2, 2009 (or the day after the date of the MJ&Co Conversion if different) through the respective dates listed below:

A. Through December 15, 2009

Entity	FEIN	State/Local
MJ&Co	35-1140848	NY-SMLLC

B. Through December 31, 2009

Entity	FEIN	State/Local
MJN	80-0318351	NJ

SCHEDULE B-4

The following Schedule sets out a list of each material U.S. taxing jurisdiction in which the parties intend that MJN will file a Separate Return for the short period from December 16, 2009 (or the day after the date of the External Split-off if different) through December 31, 2009. The Tax Returns listed under “Combined/Consolidated” below are generally limited to the MJN Consolidated Group and do not include BMS or any of its Affiliates.

A. Separate

Entity	FEIN	State/Local
MJ&Co	35-1140848	NY-SMLLC
MJN	80-0318351	AL-Income
MJN	80-0318351	AL-Franchise
MJN	80-0318351	AK
MJN	80-0318351	AR
MJN	80-0318351	AZ
MJN	80-0318351	CA
MJN	80-0318351	CO
MJN	80-0318351	CT
MJN	80-0318351	DC
MJN	80-0318351	FL
MJN	80-0318351	GA
MJN	80-0318351	HI
MJN	80-0318351	IA
MJN	80-0318351	ID
MJN	80-0318351	IL
MJN	80-0318351	IN
MJN	80-0318351	KS
MJN	80-0318351	KY
MJN	80-0318351	MD
MJN	80-0318351	ME
MJN	80-0318351	MI
MJN	80-0318351	MN
MJN	80-0318351	MO
MJN	80-0318351	MO-ST. LOUIS
MJN	80-0318351	MS
MJN	80-0318351	MT
MJN	80-0318351	NC
MJN	80-0318351	NH
MJN	80-0318351	NM
MJN	80-0318351	NYS
MJN	80-0318351	NYC
MJN	80-0318351	OH-COLUMBUS

MJN	80-0318351	OR
MJN	80-0318351	PA
MJN	80-0318351	PA-Philadelphia
MJN	80-0318351	RI
MJN	80-0318351	SC
MJN	80-0318351	TN
MJN	80-0318351	WI
MJN	80-0318351	WV

B. Combined/Consolidated*

Entity	FEIN	State/Local
MJN/PR Branch	80-0318351	MA
MJN/PR Branch	80-0318351	ND
MJN/PR & DR Branch	80-0318351	NE
MJN/PR Branch	80-0318351	TX
MJN/PR Branch	80-0318351	UT

*	Please note that the Combined/Consolidated list shows all states in which MJN is mandated to file a combined/consolidated tax return with its Puerto Rico and/or Dominican Republic branch operations if they comprise a unitary business. However, there may be additional opportunities to file in states that have elective combination/consolidated filing rules. In addition, planning opportunities may be available in other states to achieve combined/consolidated tax filings for MJN & its subsidiaries.

SCHEDULE C

Clauses 4.02(ii) and 7.02 - Below is a list of the entities for which GRAs have been entered into in connection with the IPO:

1. Bristol-Myers Squibb (Hong Kong) Limited (to be renamed Mead Johnson Nutrition (Hong Kong) Limited);

2. Mead Johnson Nutrition Holdings (Singapore) Pte. Ltd.; and

3. Triple J Ingredients Pte. Ltd.